Exhibit 4.5

Dated 15 June 2005

NEW INTERCONTINENTAL HOTELS GROUP

US EMPLOYEE STOCK PURCHASE PLAN

Linklaters

1345 Avenue of the Americas
19th Floor
New York, NY 10105

Telephone (1) 212 424 9000
Facsimile (1) 212 424 9100

Ref Anne Croft

NEW INTERCONTINENTAL HOTELS GROUP
US Employee Stock Purchase Plan

The following constitute the provisions of the US Employee Stock Purchase Plan of New InterContinental Hotels Group PLC, registered number 5134420.

1	Purpose

The purpose of the Plan is to provide an opportunity for employees of Designated Subsidiaries of the Company with an opportunity to purchase ADSs, each representing Ordinary Shares of New InterContinental Hotels Group PLC, through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2	Definitions

“ADSs” shall mean American Depositary Shares, each of which represents one Ordinary Share deposited with the Depositary or such other number of Ordinary Shares or other securities of the Company as may be represented by such ADSs from time to time. The ADSs are evidenced by American depositary receipts.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean a committee made up of members of the Board, as described in Section 15.

“Company” shall mean NewInterContinental Hotels Group PLC, a public limited company organized under the laws of England and Wales with registered number 5134420.

“Compensation” shall mean wages, as defined in Code Section 3401(a), determined without regard to any rules that limit compensation included in wages based on the nature or location of the employment or services performed, and all other payments made for such period for services as an Employee for which the Designated Subsidiary is required to furnish the Employee a written statement under Code Sections 6041(d), 6051(a)(3) and 6052 (commonly referred to as W-2 earnings), but excluding reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation, and welfare benefits. In addition to the foregoing, Compensation includes any amount that would have been included in the foregoing description, but for the Employee’s election to defer payment of such amount under Code Section 125, 402(e)(3), 402(h)(1)(B), 403(b) or 457(b) and certain contributions described in Code Section 414(h)(2) that are picked up by the employing unit and treated as employer contributions. The Board shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation and may change the definition on a perspective basis.

“Depositary” shall mean The Bank of New York as depositary pursuant to the deposit agreement among the Depositary, the Company and all owners and beneficial owners from time to time of American depositary receipts issued thereunder.

“Designated Subsidiary” shall mean any Subsidiary organized under the laws of any state or territory of the United States, which has been designated by the Board from time to time as eligible to participate in the Plan.

“Employee” shall mean any individual who is an employee of a Designated Subsidiary for tax purposes, who has been employed by a Designated Subsidiary for at least two years (or such lesser periods and hours determined by the Board) and whose customary employment with a Designated Subsidiary is at least twenty hours per week and more than five months in any calendar year (or such lesser periods and hours determined by the Board), except that for purposes of Section 26, “Employee” shall have the meaning described in Section 26.1. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by his or her employer. Where the period of leave exceeds ninety days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety-first day of such leave.

“Enrollment Date” shall mean the first day of each Offering Period.

“Exercise Date” shall mean the last Trading Day of each Offering Period.

“Fair Market Value” shall mean, with respect to ADSs, the closing sale price of ADSs on the New York Stock Exchange on the date that their value is determined, if that date is a Trading Day, or if that date is not a Trading Day, or if no sales were reported on that date, the closing sale price on the last Trading Day prior thereto on which a sale was made, as reported in The Wall Street Journal or any other source that the Board deems reliable.

“Offering Periods” shall mean the periods of approximately twenty-seven months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after May 1 and November 1 of each year and terminating on the last Trading Day in the periods ending twenty-seven months later; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after May 1, 2003, and shall end on the last Trading Day on or before August 30, 2005. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

“Ordinary Shares” shall mean the ordinary shares, nominal value £1 each, of the Company.

“Participant” means an Employee that has elected to participate in the Plan by filing a subscription agreement in the form attached hereto as Exhibit A.

“Plan” shall mean this New InterContinental Hotels Group US Employee Stock Purchase Plan, as amended.

“Purchase Period” shall mean the approximately six month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end with the next Exercise Date; provided, however, that the first Purchase Period under the Plan shall commence with the first Trading Day on or after May 1, 2003, and shall end on the last Trading Day on or before August 30, 2005.

“Purchase Price” shall mean 85% of the Fair Market Value of an ADS on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that, in the event (i) the Company’s shareholders approve an increase in the number of Ordinary Shares available for issuance under the Plan, (ii) all or a portion of such additional Ordinary Shares are to be issued with respect to one or more Offering Periods that are underway at the time of such shareholder approval (“New Shares”), and (iii) the Fair Market Value of an ADSs on the date of such approval (the “Authorization Date FMV”) is higher than the Fair Market Value on the Enrollment Date for any such Offering Period, the Purchase Price with respect to New Shares shall be 85% of the Authorization Date FMV or the Fair Market Value of an ADS on the Exercise Date, whichever is lower.

“Reserves” shall mean the number of ADSs representing Ordinary Shares covered by each option under the Plan which have not yet been exercised and the number of Ordinary Shares which have been authorized for issuance under the Plan but not yet placed under option.

“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or another company of which not less than 50% of the voting shares are held directly or indirectly by the Company, whether or not such corporation now exists or is hereafter organized or acquired.

“Trading Day” shall mean a day on which the New York Stock Exchange is open for trading.

3	Eligibility

3.1	Any Employee on a given Enrollment Date shall be eligible to participate in the Plan.

3.2	An Employee shall not be granted any option under the Plan (i) to the extent that, immediately after the grant, the Employee (or any other person, the ownership of whose stock would be attributed to the Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding options to purchase such stock possessing five percent or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all Section 423 employee stock purchase plans of the Company and its Subsidiaries would accrue at a rate which exceeds twenty-five thousand dollars worth of stock (determined at the fair market value of the ADSs at the time the option is granted) for each calendar year in which the option is outstanding at any time.

4	Offering Periods

The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 1 and November 1 of each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 21 hereof; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after ?, 2005 and shall end on the last Trading Day on or before ? 2007. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced by the Company and any Designated Subsidiaries at least five days prior to the scheduled beginning of the first Offering Period to be affected by the change.

5	Participation

5.1	An Employee may become a Participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan (or such other form determined by the Board) and filing it with his or her employer’s payroll office at least five days prior to the applicable Enrollment Date.

5.2	Payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which the authorization is applicable, unless sooner terminated by the Participant as provided in Section 11 hereof.

6	Payroll Deductions

6.1	At the time a Participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent, or such other percentage determined by the Board, of the Compensation which he or she receives on each pay day during the Offering Period.

6.2	All payroll deductions made for a Participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A Participant may not make any additional payments into his or her account.

6.3	A Participant may discontinue his or her participation in the Plan as provided in Section 11 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with his or her employer a new subscription agreement authorizing a change in payroll deduction rate. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five business days after the employer’s receipt of the new subscription agreement unless the employer elects to process a given change in participation more quickly. A Participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 11 hereof.

6.4	Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3.2 hereof, a Participant’s payroll deductions may be decreased to zero percent at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such Participant’s subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11 hereof.

6.5	At the time the option is exercised, in whole or in part, or at the time some or all of the ADSs issued under the Plan are disposed of, the Participant must make adequate provision for his or her employer’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the ADSs. At any time, the employer may withhold from the Participant’s Compensation the amount necessary for the Company or relevant employer to meet applicable withholding obligations, including any withholding required to make available to the employer any tax deductions or benefits attributable to sale or early disposition of ADSs by the Participant.

7	Grant of Option

On the Enrollment Date of an Offering Period, each eligible Employee participating in that Offering Period shall be granted an option to purchase on the Exercise Date for that Offering Period (at the applicable Purchase Price) up to a number of the ADSs determined by dividing such Employee’s payroll deductions accumulated prior to the Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Purchase Period more than such number of the ADSs (subject to any adjustment pursuant to Section 20), as the Board may determine from time to time, and provided further that the purchase shall be subject to the limitations set forth in Sections 3.2 and 13 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the Participant has withdrawn pursuant to Section 11 hereof. The option shall expire on the last day of the Offering Period.

8	Exercise of Option

Unless a Participant withdraws from the Plan as provided in Section 11 hereof, his or her option for the purchase of ADSs shall be exercised automatically on the Exercise Date, and the maximum number of ADSs subject to option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional ADSs shall be purchased; any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase an ADS shall be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 11 hereof. Any other monies left over in a Participant’s account after the Exercise Date shall be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase ADSs hereunder is exercisable only by him or her.

9	Purchase of ADSs

On each Exercise Date, the Participants’ options shall be exercised automatically in full pursuant to Section 8. On such date or as soon thereafter as is practicable, the Company will cause the ADSs so purchased to be issued for or transferred to the account of each Participant and delivered to a registered broker dealer to be held as described in Section 10. In order to cause the ADSs to be so issued or transferred, the Company may, either (i) purchase ADSs from time to time; (ii) purchase Ordinary Shares, from time to time, and deliver them to the Depositary for deposit against the issuance of ADSs; or (iii) issue new Ordinary Shares and deliver them to the Depositary for deposit against the issuance of ADSs. Notwithstanding any other provision in the Plan, the Company or its designee may take any action that it deems necessary or appropriate for the withholding of taxes or social insurance which the Company or a Designated Subsidiary is required by law or regulation of any governmental authority to withhold. The Company shall pay SDRT. Each Participant, however, shall be responsible for payment of all individual tax liabilities arising under the Plan.

10	Delivery

As promptly as practicable after each Exercise Date on which a purchase of ADSs occurs, the Company or a Designated Subsidiary shall arrange the delivery to each Participant, as appropriate, a broker’s record of the ADSs purchased and held by a broker in an account for that Participant. A Participant may direct that an American depositary receipt be executed and delivered to him, evidencing his or her ADSs purchased upon exercise of his or her option.

11	Withdrawal

11.1	A Participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the employer in the form of Exhibit B to this Plan (or such other form determined by the Board). All of the Participant’s payroll deductions credited to his or her account shall be paid to the Participant promptly after receipt of notice of withdrawal and the Participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for the Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the Participant delivers to the employer a new subscription agreement.

11.2	A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

12	Termination of Employment

Upon a Participant’s ceasing to be an Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s account during the Offering Period but not yet used to exercise the option shall be returned to the Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 16 hereof, and the Participant’s option shall be automatically terminated. The preceding sentence notwithstanding, a Participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the Participant’s customary number of hours per week of employment during the period in which the Participant is subject to the payment in lieu of notice.

13	Interest

No interest shall accrue on the payroll deductions of a Participant in the Plan unless the Board determines otherwise.

14	Stock

14.1	Subject to adjustment upon changes in capitalization of the Company as provided in Section 20 hereof, the maximum number of ADSs which shall be made available for sale under the Plan shall be the number of ADSs representing 70,000,000 Ordinary Shares. If, on a given Exercise Date, the number of Ordinary Shares with respect to which options are to be exercised exceeds the number of Ordinary Shares then available under the Plan, the Company shall make a pro rata allocation of the Ordinary Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

14.2	The number of ADSs representing Ordinary Shares which may be allocated under the Plan on any day must not exceed 10% of the Ordinary Share capital of the Company in issue immediately before that day, when added to the total number of the Company’s Ordinary Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan operated by the Company.

“Allocate” means granting an option or right to acquire unissued Ordinary Shares, or if there is no such grant, the issue and allotment of Ordinary Shares. Where a right to acquire Ordinary Shares is released or lapsed without being exercised, the Ordinary Shares concerned are ignored when calculating the limit in this Rule 14.2. Ordinary Shares awarded as partnership shares under the InterContinental Hotels Group Share Incentive Plan and the Britvic Share Incentive Plan are also ignored when calculating the limits in this Rule 14.2.

14.3	The Participant shall have no interest or voting right in shares covered by his option until the option has been exercised.

14.4	ADSs to be delivered to a Participant under the Plan shall be registered in the name of the Participant or in the name of the Participant and his or her spouse.

15	Administration

The Plan shall be administered by the Board or a Committee of members of the Board appointed by the Board. The Board or its Committee shall have full and exclusive discretionary authority to interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Any power of the Board under this Plan may be delegated to its Committee. Every finding, decision and determination made by the Board or its Committee shall, to the extent permitted by law, be final and binding upon all parties.

16	Designation of Beneficiary

16.1	A Participant may file a written designation of a beneficiary who is to receive any ADSs and cash, if any, from the Participant’s account under the Plan in the event of the Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to the Participant of the ADSs and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of the Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for the designation to be effective.

16.2	Such designation of beneficiary may be changed by the Participant at any time by written notice made in accordance with Section 6.1 above. In the absence of a beneficiary validly designated under the Plan who is living at the time of a Participant’s death, the Company shall deliver the ADSs or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver the ADSs or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to any other person that the Company may designate.

17	Transferability

Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive ADSs under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 16 hereof) by the Participant. Any attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company or employer may treat any such act as an election to withdraw funds from an Offering Period in accordance with Section 11 hereof.

18	Use of Funds

All payroll deductions received or held by the Company or a Designated Subsidiary under the Plan may be used by the Company or Designated Subsidiary for any corporate purpose, and the Company or Designated Subsidiary shall not be obligated to segregate these payroll deductions.

19	Reports

Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of ADSs purchased and the remaining cash balance, if any.

20	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale

20.1	Changes in Capitalization Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of ADSs each Participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per ADS and the number of ADSs covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Ordinary Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Ordinary Shares, or any other increase or decrease in the number of Ordinary Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. This adjustment shall be made by the Board, whose determination in that respect shall be conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of ADSs subject to an option.

20.2	Dissolution or Liquidation In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each Participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11.

20.3	Merger or Asset Sale In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”) and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Board shall notify each Participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date, unless before that date the Participant has withdrawn from the Offering Period as provided in Section 11. Notwithstanding the foregoing, in the event of the merger of the Company with or into another corporation, as of the consummation of such transaction: no additional Offering Periods shall commence (so that no additional options shall be granted under this Plan); and any Participant in this Plan who enrolls in a plan intended to qualify under Section 423 of the Code that is sponsored by any successor or acquiring corporation (or parent thereof) (the “Successor Plan”) effective as of a date that is prior to the next scheduled Exercise Date under this Plan shall be treated as withdrawing from this Plan under Section 20 hereof; provided that any Participant in this Plan who enrolls in a Successor Plan effective as of a date that coincides with the next scheduled Exercise Date under this Plan shall not be treated as withdrawing before the Participant has purchased any Ordinary Shares which he or she is eligible to purchase under this Plan on that Exercise Date.

21	Amendment or Termination

21.1	The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 20 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 20 hereof, no amendment may make any change in any outstanding option which adversely affects the rights of any Participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

21.2	Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish a limit on the number of ADSs purchasable by all Participants at the end of each Purchase Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s (or Designated Subsidiary’s) processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of ADSs for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

22	Notices

All notices or other communications by a Participant to the Company or Designated Subsidiary under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

23	Conditions Upon Issuance of Shares

ADSs shall not be issued with respect to an option unless the exercise of the option and the issuance and delivery of the ADSs pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising the option to represent and warrant at the time of any such exercise that the ADSs are being purchased only for investment and without any present intention to sell or distribute the ADSs if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

24	Term of Plan

The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of ten years unless sooner terminated under Section 21.

25	Notice of Disqualifying Disposition

Each Participant shall notify the Company and/or his or her employer in writing if the Participant disposes of any of the ADSs purchased in any Offering Period pursuant to this Plan if the disposition occurs within two years from the Enrollment Date or within one year from the Exercise Date on which such shares were purchased (the “Notice Period”). The Company or relevant employer may, at any time during the Notice Period, place a legend or legends on any certificate representing ADSs acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the ADSs or may direct that employment taxes be withheld from a Participant, as described in Section 6.5 above. The obligation of the Participant to provide this notice shall continue notwithstanding the placement of any such legend on the certificates.

26	Limitation on Rights

26.1	For the purposes of this Section 26, “Employee” means any holder of an option, any Employee (within the meaning of Section 2), any Participant, or any other person.

26.2	This Section 26 applies:

26.2.1	whether the Company or Board has full discretion in the operation of the Plan, or whether the Company or Board could be regarded as being subject to any obligations in the operation of the Plan;

26.2.2	during an Employee’s employment or employment relationship; and

26.2.3	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

26.3	Nothing in the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations of an Employee are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

26.4	The grant of options on a particular basis in any year does not create any right to or expectation of the grant of options on the same basis, or at all, in any future year.

26.5	Without prejudice to Section 27, no Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.

26.6	Without prejudice to an Employee’s right to exercise an option subject to and in accordance with the express terms of the Plan, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the option. Any and all discretions, decisions or omissions relating to the option may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Section.

26.7	No Employee has any right to compensation for any loss in relation to the Plan, including:

26.7.1	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

26.7.2	any exercise of a discretion or a decision taken in relation to an option or to the Plan, or any failure to exercise a discretion or take a decision;

26.7.3	the operation, suspension, termination or amendment of the Plan.

26.8	Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Plan, including in particular this Section 26. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to exercise an option subject to and in accordance with the express terms of the Plan, in consideration for, and as a condition of, the grant of an option under the Plan.

26.9	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights (whether statutory rights or other rights) to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

26.10	Each of the provisions of this Section 26 is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of the Plan and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

27	Equal Rights and Privileges

All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423.

EXHIBIT A

NEW INTERCONTINENTAL HOTELS GROUP

US EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT

Original Application	Enrollment Date:

Change in Payroll Deduction Rate

Change of Beneficiary(ies)

1	I [ ] hereby elect to participate in the New InterContinental Hotels Group US Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and subscribe to purchase ADSs representing the Company’s Ordinary Shares in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.

2	I hereby authorize payroll deductions from each paycheck in the amount of [ ]% of my Compensation on each payday (not to exceed 15%) during the Offering Period in accordance with the Employee Stock Purchase Plan. (No fractional percentages are permitted.)

3	I understand that these payroll deductions shall be accumulated for the purchase of ADSs at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

4	I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Plan. I understand that my ability to exercise the option under this Subscription Agreement is subject to shareholder approval of the Employee Stock Purchase Plan.

5	Shares purchased for me under the Employee Stock Purchase Plan should be issued in the name(s) of (Employee or Employee and Spouse only): [ ]

6	I understand that if I dispose of any ADSs received by me pursuant to the Plan within 2 years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares) or one year after the Exercise Date, I will be treated for US federal income tax purposes as having received ordinary income at the time of the disposition in an amount equal to the excess of the fair market value of the ADSs at the time the ADSs were purchased by me over the price which I paid for the ADSs. I hereby agree to notify the Company and/or my employer in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the ADSs. My employer may, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to my employer any tax deductions or benefits attributable to sale or early disposition of ADSs by me. If I dispose of the ADSs at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for US federal income tax purposes as having received income at the time of the disposition, and that such income will be taxed as ordinary income to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (2) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on the disposition will be taxed as capital gain.

7	I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

8	In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:

NAME: (Please print)

[First]	[Middle]	[Last]

Relationship: [          ]

[Address]

[Employee’s Social Security Number]

[Employee’s Address]

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated: [          ]

Signature of Employee

Spouse’s Signature (If beneficiary other than spouse)

EXHIBIT B

NEW INTERCONTINENTAL HOTELS GROUP
US EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL

The undersigned Participant in the Offering Period of the New InterContinental Hotels Group US Employee Stock Purchase Plan which began on [   ], 20[03] (the “Enrollment Date”) hereby notifies the Company and/ or his or her employer that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company or employer to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company or his or her employer a new Subscription Agreement.

Name and Address of Participant:

Signature

Date: [           ]